EXHIBIT 99.1

Gulf Resources Reports Third Quarter 2016 Financial Results

Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the third quarter ended September 30, 2016.

Third quarter and year-to-date highlights

Year to Date

•	Income from operations increased 12% to $39,953,640
•	Net Income increased 13% to $30,179,696
•	Fully Diluted Earnings per share increased 12% to $0.65 from $0.58.

Third Quarter
•	Income from operations increased slightly to $13,956,200.
•	Net Income was almost flat at $10,515,713
•	Earnings per share were flat at $0.23.
•	Income from operations in the bromine segment increased 83%
•	Cash at the end of the quarter was $141,083,587 ($3.02 per share*)
•	Net Net Cash equaled $2.59 per share*
•	Working capital equaled $4.30 per share*
•	Shareholders equity reached $7.65 per share*

Mr. Xiaobin Liu, Gulf’s Chief Executive Officer stated, “Despite the continuing weakness in the Chinese economy, especially in industries related to our core business such as oil exploration in terms of money amount, we are pleased to report a quarter with improved income from operations and flat earnings per share. We are especially pleased with the strong performance of our bromine business. If the economy improves, as we believe it eventually will, we will have significant upside leverage in all of our core businesses.”

“Our cash balances continue to increase,” Mr. Liu continued. “We are now making good progress in building the infrastructure in Sichuan. We are very optimistic about the opportunities ahead of us.”

Three Months Ended September 30, 2016

Comparison of the Three-Month Period Ended September 30, 2016 and 2015

	Three-Month Period Ended September 30, 2016	Three-Month Period Ended September 30, 2015	Percent Change Increase/ (Decrease)
Net revenue	$38,811,622	$42,601,598	(9%)
Cost of net revenue	$(23,107,921)	$(27,000,576)	(14%)
Gross profit	$15,703,701	$15,601,022	1%
Sales, marketing and other operating expenses	$(83,087)	$(91,919)	(10%)
Research and development costs	$(68,115)	$(69,403)	(2%)
Write-off/Impairment on property, plant and equipment	$(90,395)	$(819,701)	(89%)
General and administrative expenses	$(1,613,933)	$(831,955)	94%
Other operating income	$108,029	$115,114	(6%)
Income from operations	$13,956,200	$13,903,158	0.4%
Other income, net	$78,042	$66,636	17%
Income before taxes	$14,034,242	$13,969,794	0.5%
Income taxes	$(3,518,529)	$(3,290,372)	7%
Net income	$10,515,713	$10,679,422	(2%)

For the period ended September 30, 2016 compared to the period ended September 30, 2015, net revenues decreased 9% to $38,811,622 from $42,601,598. Cost of Goods Sold decreased 14% to $23,107,921 from $27,000,576. Gross profit increased 1% to $15,703,701 from $15,601,022. Gross margin increased 384 basis points to 40% from 37%. Sales and marketing expenses declined 10%. R&D costs declined 2%. Impairment of PP&E declined to $90,395 from $819,701. G&A expenses increased 94% to $1,613,933 from $831,955. However the increase was attributable to a decline in unrealized foreign exchange gains in 2016 compared to 2015. Excluding these gains, G&A actually declined by 5%.

Income from operations increase slightly to $13,956,200 from $13,903,158. Other income increased 17%. Pre-tax income increased slightly to $14,034,242 from $13,969,794. Taxes increased 7%. The tax rate increased to 25.1% from 23.6%. Net income declined 2% to $10,515,713 from $10,679,422.

Results by Segment

Bromine
Sales of bromine increased 7% to $15,971,847 from $14,940,666. Volume decreased by 5% to 4,511 tonnes due to the slowdown in the Chinese economy. The average selling price increased 12% to $3,541 per tonne. Productivity declined 3% to 46%. Cost of production declined 22%. Despite the lower productivity, production cost per tonne declined 14% to $1,795. Gross profit increased 51% to $8,865,637. Gross margin increased to 56% from 39%.

Income from operations increased 83% to $7,898.302. As a percentage of revenues, income from operations increased to 49% from 29%.

The company is extremely pleased with the strong results from the bromine segment, especially considering the weakness in the Chinese economy. With the capital improvements and the reduction of competition, the company believes profits from Bromine could strengthen considerably in the future.

Crude Salt
Crude Salt revenues declined 24% to $2,310,799. Volume in tonnes declined 9%. The average selling price decreased 16% to $27.99 from $33.26. The decrease in volume and pricing was due to the slowdown in the Chinese economy that has impacted our customers’ industries. The cost of net revenue increased 10%, largely due to the increase in depreciation and amortization due to enhancement projects. Gross profit margins were -8%. The crude salt segment lost $382,917 compared to a profit of $351,251 in the previous year.

Chemical Products
Net revenues in our chemical products segment decreased to $20,528,975 from $24,628,731, a decrease of 17%. Revenues in our original chemical business declined by 27%, with Oil and gas additives declining 26%, Paper manufacturing additives declining 33%, and Pesticides additives declining 27%. Revenues in our SCRC segment declined by 5%, with Pharmaceutical intermediaries declining 2%, and By Products declining 10%. The company attributes most of the decline to the weakness of these industries in the Chinese economy.

Cost of net revenue for our chemical products segment for the three-month period ended September 30, 2016, was $13,502,894, representing a decrease of $2,140,628 or 14% over the same period in 2015. COGS were 66% of sales compared to 64% of sales in the previous period. Income from operations was $6,442,708, a decrease of 23%.

The company believes that the chemical business will slowly start to improve from its current levels. Some smaller competitors have recently gone out of business. The Chinese economy appears to be stabilizing, and there are significant opportunities in pharmaceuticals as healthcare spending increases.

In the third quarter, the company announced its intention to merge its two chemical subsidiaries (SYCI and SCRC). Because this integration has not been completed, the company is continuing to report these two businesses as separate entities. Once the merger is completed, the company expects to be able to reduce overhead costs and improve purchasing leverage. In addition, the combination should free up capital due to the capital reserve fund.

Natural Gas

On December 15, 2015, the Company registered a new subsidiary in the Sichuan Province of the PRC named Daying County Haoyuan Chemical Company Limited (“DCHC”) to develop natural gas and brine resources (including bromine and crude salt) in China. The Natural gas segment (DCHC) had no revenues in the quarter and incurred a loss of $2,476. During the quarter, the company spent $1.46 Million, primarily constructing roads and other facilities. At the end of the quarter, this segment had assets of $1,687,960. As noted in the recent press release, the company expects to complete the drilling of the first well by January 2017. The company remains highly optimistic about the opportunities for natural gas and brine resources in Sichuan province.

As we have noted, we expense all exploration costs. When the financial viability of a business is confirmed, we then capitalize expenditures. In the exploration stage, we spent $7,848,873 on our natural gas and brine project in Sichuan. These expenditures were expensed under the bromine segment.

Comparison of the Nine-Month Period Ended September 30, 2016 and 2015

	Nine-Month Period Ended September 30, 2016	Nine-Month Period Ended September 30, 2015	% Change
Net revenue	$120,907,839	$126,862,497	(5%)
	$(76,184,822)	$(84,761,554)	(10%)
Gross profit	$44,723,017	$42,100,943	6%)
Sales, marketing and other operating expenses	$(269,357)	$(294,095)	(8%)
Research and development costs	$(198,330)	$(181,108)	10%)
Exploration cost	$-	(325,840)	(100%)
Write-off/Impairment on property, plant and equipment	$(90,395)	$(819,701)	(89%)
General and administrative expenses	$(4,539,845)	$(5,247,318)	(13%)
Other operating income	$328,550	$342,317	(4%)
Income from operations	$39,953,640	$35,575,198	12%)
Other income, net	$222,678	$199,913	11%)
Income before taxes	$40,176,318	$35,775,111	12%)
Income taxes	$(9,996,622)	$(9,005,158)	11%)
Net income	$30,179,696	$26,769,953	13%)

For the 9 months ending September 30, 2016, revenues declined 5% to $120,907,839. Cost of revenues declined 10%. Gross profits increased 6% to $44,723,017.

SG&A costs declined by 8%. R&D increased by 10%. Other operating income declined by 4%, Exploration costs declined $325,840, as the company began to capitalize the investments in Sichuan. Write offs/Impairments declined from $819,701 to $90.395. G&A costs declined 13%. However there were a number of one-time charges.

Income from operations increased 12% to $39,953.640. Income before taxes increased 12% to $40,176,318. Net Income increased 13% to $30,179,696. Fully Diluted Earnings per share increased 12 % to $0.65 from $0.58.

9 Month Segment Results

Bromine
Revenue in Bromine increased 16% to $47,621,980. While volumes decreased, the selling price increased by 21%. Cost of revenues declined 9.4%. The production cost of bromine per tonne was $2,251, a decrease of 1% (or $27) over the same period in 2015. Gross profits increased 72% to $22,030,498.The gross profit margin was 46% compared to 31% for the same period in 2015. Income from operations was $19,103,472, an increase of 113%.

Crude Salt
Revenue in crude salt declined 19%. Cost of goods declined by 7%. The average selling price declined 11%. Gross profit margins were 4% compared to 17% for the same period in 2015. The loss from operations was $165,403 compared to a profit of $534,760 in the previous year.

Chemicals
Revenue in chemicals declined 14% to $66,902,764. Revenues in our original chemical business declined 25%, with Oil & Gas additives declining 25%, papermaking additives declining 27%, and pesticide additives declining 25%. Revenues in our SCRC business declined 4%. Pharmaceutical intermediaries declined by 5%, while By Products increased marginally. The Cost of Goods sold decreased 11% to $44,473,675. Gross profit margin was 34% compared to 36% in the previous year. Operating income declined 21% to $20,698,116.

Cash Flow
During the nine-month period ended September 30, 2016 and 2015, the company had positive cash flow from operating activities approximately of $29.2 million and $34.9 million. The company spent $15.23 million on enhancement projects for its bromine and crude salt production and $1.46 million for the construction of roads and other infrastructure for its natural gas project. The biggest use of cash was the increase in accounts receivable. The company feels very confident about the composition of these receivables. Approximately 27% of the accounts receivable and 54% of the receivables more than 90 days old were collected in October 2016. The company is pleased to continue to generate free cash flow while it builds its business.

Balance Sheet

The company ended the quarter with cash of $141,083,587 ($3.02 per share based on 46,793,791 shares outstanding at the end of the quarter. Net net cash equaled $121,193,490 ($2.59 per share). Current assets equaled $218,695,315 ($4.67 per share). Working capital was approximately $201.2 million. ($4.30 per share.) Shareholders equity was $357,817,496 ($7.65 per share.)

Guidance
The company remains optimistic about the opportunities ahead of us. Bromine prices have remained very strong. We are seeing stabilization in the Chinese economy, which should ultimately benefit some of our more economically sensitive sectors. Healthcare expenditures are increasing, which should benefit our pharmaceutical chemicals business. We are making excellent progress in Sichuan. We continue to believe that earnings and earnings per share in 2016 may exceed that in 2015.

“2017 could be a very exciting year for Gulf,” Mr. Xiaobin Liu, CEO stated. “With strong pricing in bromine, a stabilization of the Chinese economy, and the beginning of production of natural gas  in Sichuan, we could see a good growth in sales and earnings.”

“We appreciate the long patience of our shareholders,” Mr. Liu concluded. “Like you, we would like to see a higher stock price. In 2017, we should start to be able to show the significant opportunities ahead of us that could enable us to dramatically increase our earnings and share price.”

(* All per share calculations have not been audited and have been calculated using the end of the quater share count of 46,793,791 as shown on the balance sheet in the 10-Q)

Conference Call

the Company will host a conference call on Monday, November 14, 2016 at 09:00 Eastern Time to discuss its financial results for the Third Quarter 2016 ended September 30, 2016.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 17643437.

The webcasting is also available then, just simply click on the link below: http://www.gulfresourcesinc.com/events.html

A replay of the conference call will be available two hours after the call's completion during 11/14/2016 11:00 EST - 12/14/2016 23:59 EST. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 17643437.

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Shouguang City Rongyuan Chemical Co, Limited (“ SCRC”) and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
         Web: http://www.gulfresourcesinc.com

         Director of Investor Relations
         Helen Xu (Haiyan Xu)
         beishengrong@vip.163.com

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	September 30, 2016 Unaudited	December 31, 2015 Audited
Current Assets
Cash	$141,083,587	$133,606,392
Accounts receivable	71,396,808	49,980,358
Inventories, net	5,772,072	7,180,800
Prepayments and deposits	70,086	-
Prepaid land leases	372,203	49,833
Other receivable	559	599
Deferred tax assets	-	3,173
Total Current Assets	218,695,315	190,821,115
Non-Current Assets
Property, plant and equipment, net	122,424,766	127,871,323
Property, plant and equipment under capital leases, net	657,249	927,218
Prepaid land leases, net of current portion	4,881,908	5,197,216
Deferred tax assets	2,304,937	2,367,180
Goodwill	28,743,418	29,559,174
Total non-current assets	159,012,278	165,922,111
Total Assets	$377,707,593	$356,743,226

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$10,492,195	$9,929,700
Retention payable	771,395	1,135,956
Capital lease obligation, current portion	153,310	196,778
Taxes payable	6,099,471	4,814,003
Total Current Liabilities	17,516,371	16,076,437
Non-Current Liabilities
Capital lease obligation, net of current portion	2,373,726	2,555,914
Total Liabilities	$19,890,097	$18,632,351

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$-	$-
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 47,052,940 and 46,276,269 shares issued; and 46,793,791 and 46,007,120 shares outstanding as of September 30, 2016 and December 31, 2015, respectively	23,525	23,139
Treasury stock; 259,149 and 269,149 shares as of September 30, 2016 and December 31, 2015 at cost	(577,141)	(599,441)
Additional paid-in capital	94,133,779	94,124,065
Retained earnings unappropriated	243,172,187	215,286,395
Retained earnings appropriated	22,634,340	20,340,436
Accumulated other comprehensive loss/ income	(1,569,194)	8,936,281
Total Stockholders’ Equity	357,817,496	338,110,875
Total Liabilities and Stockholders’ Equity	$377,707,593	$356,743,226

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2016	2015	2016	2015

NET REVENUE
Net revenue	$38,811,622	$42,601,598	$120,907,839	$126,862,497

OPERATING INCOME (EXPENSES)
Cost of net revenue	(23,107,921)	(27,000,576)	(76,184,822)	(84,761,554)
Sales, marketing and other operating expenses	(83,087)	(91,919)	(269,357)	(294,095)
Research and development cost	(68,115)	(69,403)	(198,330)	(181,108)
Exploration cost	-	-	-	(325,840)
Write-off/Impairment on property, plant and equipment	(90,395)	(819,701)	(90,395)	(819,701)
General and administrative expenses	(1,613,933)	(831,955)	(4,539,845)	(5,247,318)
Other operating income	108,029	115,114	328,550	342,317
	(24,855,422)	(28,698,440)	(80,954,199)	(91,287,299)

INCOME FROM OPERATIONS	13,956,200	13,903,158	39,953,640	35,575,198

OTHER INCOME (EXPENSE)
Interest expense	(42,012)	(46,675)	(134,150)	(148,541)
Interest income	120,054	113,311	356,828	348,454
INCOME BEFORE TAXES	14,034,242	13,969,794	40,176,318	35,775,111

INCOME TAXES	(3,518,529)	(3,290,372)	(9,996,622)	(9,005,158)
NET INCOME	$10,515,713	$10,679,422	$30,179,696	$26,769,953

COMPREHENSIVE INCOME:
NET INCOME	$10,515,713	$10,679,422	$30,179,696	$26,769,953
OTHER COMPREHENSIVE INCOME (LOSS)
- Foreign currency translation adjustments	(2,637,763)	(14,565,025)	(10,505,475)	(14,199,993)
COMPREHENSIVE INCOME/(LOSS)	$7,877,950	$(3,885,603)	$19,674,221	$12,569,960

EARNINGS PER SHARE:
BASIC	$0.23	$0.23	$0.65	$0.60
DILUTED	$0.23	$0.23	$0.65	$0.58

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	46,301,217	46,007,120	46,106,194	44,884,268
DILUTED	46,309,250	46,905,362	46,560,937	45,854,130

GULF RESOURCES, INC.
AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)

	Nine-Month Period Ended September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$30,179,696	$26,769,953
Adjustments to reconcile net income to net cash provided by operating activities:
Interest on capital lease obligation	133,504	147,808
Amortization of prepaid land leases	514,454	510,506
Depreciation and amortization	19,031,650	21,954,512
Write-off/Impairment loss on property, plant and equipment	90,395	819,701
Unrealized translation difference	(729,764)	(1,037,429)
Stock-based compensation expense-options	17,400	353,300
Shares issued from treasury stock for services	15,000	-
Deferred tax asset	-	(81,460)
Changes in assets and liabilities:
Accounts receivable	(23,296,361)	(15,762,057)
Inventories	1,219,588	(623,454)
Prepayments and deposits	(20,850)	80,711
Other receivable	-	37,713
Accounts payable and accrued expenses	941,315	(56,477)
Retention payable	(356,348)	248,266
Taxes payable	1,474,602	1,554,226
Net cash provided by operating activities	29,214,281	34,915,819

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions of prepaid land leases	(673,934)	(683,129)
Purchase of property, plant and equipment	(16,749,192)	(2,792,700)
Consideration paid for business acquisition	-	(66,305,606)
Cash acquired from acquisition	-	14,074,720
Net cash used in investing activities	(17,423,126)	(55,706,715)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayment of capital lease obligation	(287,387)	(306,683)
Repurchase of common stock	-	(37,713)
Net cash used in financing activities	(287,387)	(344,396)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(4,026,574)	(4,558,171)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	7,477,195	(25,693,463)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	133,606,392	146,585,601
CASH AND CASH EQUIVALENTS - END OF PERIOD	$141,083,587	$120,892,138

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$8,740,519	$7,527,690
SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW INVESTING AND FINANCING ACTIVITIES
Issuance of common stock upon cashless exercise of options	$386	$49
Issuance of common stock for acquisition of business	$-	13,373,140